Independent Auditors' Consent




To the Shareholders and Board of Directors of Centurion Funds, Inc.:
We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated November 16, 2000, on the statement of assets and liabilities for the Centurion U.S. Contra Fund, Centurion U.S. Equity Fund and Centurion International Equity Fund of Centurion Funds, Inc. (the "Funds") as of September 30, 2000 and the related statements of operations for the year then ended, and the statements of changes in net assets and financial highlights for the year then ended and for the period from December 7, 1998 (commencement of operations) to September 30, 1999. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights"in the Prospectus and "Independent Accountant" in the Statement of Additional Information.



KPMG LLP
New York, New York
May 29, 2001
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